Exhibit 99.1
NEWS

For Release           Immediate


Contacts            (News Media) Jim Rosensteele, SVP, Corporate Communications
                       317.817.4418
                    (Investors) Tammy Hill, SVP, Investor Relations
                       317.817.2893



                      Conseco Declares Dividend on Class A
                  Senior Cumulative Convertible Preferred Stock

Carmel, Ind., February 10, 2004: Conseco, Inc. (NYSE:CNO) today announced that it has declared a dividend on the outstanding shares of Class A Senior Cumulative Convertible Exchangeable Preferred Stock (OTCBB: CNSJP) ("Class A Preferred Stock") of $1.246875 per share. This dividend is payable in-kind by the issuance of .049875 of a share of Class A Preferred stock, payable on March 1, 2004 to the holders of record at the close of business on February 20, 2004. The initial distribution represents the amount accrued from the issue date (September 10, 2003) through the payment date, March 1, 2004.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial future. For more information, visit Conseco's web site at www.conseco.com.


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